UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 31, 2009

THE FIRST AMERICAN CORPORATION

(Exact Name of the Registrant as Specified in Charter)

California	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 First American Way, Santa Ana, California		92707-5913
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (714) 250-3000

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 31, 2009, The First American Corporation (the “Company”) entered into a Joint Venture Restructuring Agreement by and among the Company, certain of its subsidiaries and Experian Information Solutions, Inc. (“Experian”), the Company’s partner in its First American Real Estate Solutions LLC (“FARES”) joint venture. The Company and Experian also entered into an Amended and Restated Contribution and Joint Venture Agreement and Amended and Restated Operating Agreement for FARES, dated as of December 31, 2009.

These agreements provide for: (i) the purchase of Experian’s indirect interest in FARES’ plant management and imaged document business for $48.0 million in cash, which closed on December 31, 2009, upon execution of the agreements; (ii) amending Experian’s right to sell to the Company (the “put”), and the Company’s right to purchase from Experian (the “call”), the membership interest in FARES held by Experian to provide that, if exercised in 2010, the exercise price will be $313.8 million in cash; (iii) the fixing of the closing date of any put or call as the last business day of the year in which the put or call is exercised or, if exercised in December, on any business day in the following January as determined by the Company; and (iv) the ability of the Company to amend the operating agreement governing the joint venture following the exercise of the put or call, subject to certain specified exceptions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST AMERICAN CORPORATION

Date:	January 5, 2010	By:	/s/ KENNETH D. DEGIORGIO
Name: Kenneth D. DeGiorgio
Title: Senior Vice President, General Counsel

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